Exhibit 3.18

CERTIFICATE OF INCORPORATION

OF

Z&L ACQUISITION CORP.

FIRST. The name of the corporation is Z&L Acquisition Corp. (the “Corporation”).

SECOND. The registered office of the Corporation in the State of Delaware is located at 1201 Market Street, Suite 1700, County of New Castle, Wilmington, Delaware 19801. The registered agent of the Corporation at such address is Delaware Incorporators & Registration Service, Inc.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH. The Corporation shall have authority to issue Three Thousand (3,000) shares of common stock, having a par value of One Dollar ($1.00) per share.

FIFTH. The Corporation shall indemnify directors and officers of the Corporation to the fullest extent permitted by law.

SIXTH. The directors of the Corporation shall incur no personal liability to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director; provided, however, that the directors of the Corporation shall continue to be subject to liability (i) for any breach of their duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for acts or omissions arising under section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the directors derived an improper personal benefit. In discharging the duties of their respective positions, the board of directors, committees of the board, individual directors and individual officers may, in considering the best interest of the corporation, consider the effects of any action upon employees, suppliers and customers of the Corporation, communities in which offices or other establishments of the Corporation are located, and all other pertinent factors. In addition, the personal liability of directors shall further be limited or eliminated to the fullest extent permitted by any future amendments to Delaware law.

SEVENTH. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors, the number of members of which shall be set forth in the bylaws of the Corporation. The directors need not be elected by ballot unless required by the bylaws of the Corporation.

EIGHTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the board of directors is expressly authorized to make, amend and repeal the bylaws.

NINTH. Meetings of the stockholders will be held within or outside the State of Delaware. The books of the Corporation will be kept (subject to the provisions contained in the General Corporation Law) within or outside of the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the Corporation.

TENTH. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereinafter prescribed by the laws of the State of Delaware. All rights herein conferred are granted subject to this reservation.

ELEVENTH. The name and mailing address of the incorporator is Gordon W. Stewart, Esquire, 1201 Market Street, Suite 1700, Wilmington, Delaware 19801.

TWELFTH. The powers of the incorporator shall terminate upon the election of directors.

I, THE UNDERSIGNED, being the incorporator, for the purpose of forming a corporation under the laws of the State of Delaware do make, file and record this Certificate of Incorporation, and, accordingly, have hereunto set my hand this 6th day of May, 1996.

/s/ Gordon W. Stewart
Gordon W. Stewart
Incorporator

CERTIFICATE OF MERGER

OF

HSI CORP.

a Delaware corporation

WITH AND INTO

Z&L ACQUISITION CORP.

a Delaware corporation

Pursuant to Section 251(c) of the General Corporation Law of the State of Delaware

Z&L Acquisition Corp., a Delaware Corporation, hereby certifies that:

1. The constituent corporations of the merger effected hereby (the “Merger”) are Z&L Acquisition Corp., a Delaware corporation (“Z&L”), and HSI Corp., a Delaware corporation (“HSI”).

2. A Plan and Agreement of Merger (the “Agreement”) has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with Section 251 of the Delaware General Corporation Law.

3. Z&L shall be the surviving corporation of the Merger. The surviving corporation is and shall be named “Z&L Acquisition Corp.”

4. The Certificate of Incorporation of Z&L shall be the Certificate of Incorporation of the surviving corporation.

5. The future effective time of the Merger shall be 5:00 p.m. Eastern Time, January 31, 2003.

6. The executed Agreement is on file at the office of Z&L, which is located at 1403 Foulk Road, Suite 102, Foulkstone Plaza, Wilmington, Delaware 19803.

7. A copy of the Agreement will be furnished by Z&L, on request and without cost, to any stockholder of any constituent corporation.

Z&L Acquisition Corp., a Delaware corporation, has caused this Certificate of Merger to be executed by its duly authorized officer as of the 31st day of January, 2003.

Z&L ACQUISITION CORP., a Delaware corporation

By:	/s/ Gordon W. Stewart
Gordon W. Stewart
President

2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

Z&L ACQUISITION CORP.

IT IS HEREBY CERTIFIED THAT:

1. The name of the corporation (hereinafter referred to as the “Corporation”) is Z&L Acquisition Corp.

2. The certificate of incorporation of the Corporation is hereby amended by striking out the Article thereof numbered “First” and by substituting in lieu thereof the following new Article:

“FIRST: The name of the corporation is Hughes GP & Management, Inc. (the “Corporation”).”

3. The amendment of the certificate of incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Z&L Acquisition Corp. has caused this certificate to be signed by the undersigned authorized officer this 19th day of November, 2004.

Z&L ACQUISITION CORP.

By:	/s/ John Pare
Name:	John Pare
Title:	Secretary